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       [LETTERHEAD OF BALLARD, SPAHN ANDREWS & INGERSOLL APPEARS HERE]

                                             July 19, 1996

Corporate Express, Inc.
325 Interlock Parkway
Broomfield, Colorado  80021

Gentlemen:

        We have acted as your counsel in connection with the proposed issuance of shares of common stock in connection with certain acquisitions, as more fully described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on July 10, 1996.

        In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as the basis for the opinion set forth below.

        Based upon the foregoing, we are of the opinion that the shares of common stock to be issued by you have been duly authorized and, when duly executed, delivered and paid for, will be duly and validly issued, fully paid and nonassessable, subject to shareholder approval of an increase in authorized capital as set forth in your proxy statement dated July 9, 1996 for the annual meeting of shareholders to take place on August 8, 1996.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part thereof.

                                           Very truly yours,

                                           /s/ Ballard Spahr Andrews & Ingersoll